UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2015

ISLE OF CAPRI CASINOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-20538	41-1659606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Emerson Road, Suite 300, St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

(314) 813-9200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 11, 2015, Isle of Capri Casinos, Inc. (the “Company”), IOC-Natchez, Inc., a wholly owned subsidiary of the Company (“IOC-Natchez”), and Natchez Sub, LLC, a newly formed wholly owned subsidiary of IOC-Natchez (“NewCo”), entered into a securities purchase agreement (the “Agreement”) with Casino Holding Investment Partners, LLC (“Buyer”), and its affiliate, Natchez Casino OpCo, LLC, pursuant to which Buyer agreed to purchase all of the equity interests of NewCo.  Under the terms of the Agreement, IOC-Natchez will, prior to closing, transfer and convey to NewCo the owned real property, a customer list and certain other non-gaming assets related to the Isle of Capri Hotel located in Natchez, Mississippi, and NewCo will assume certain non-gaming liabilities of IOC-Natchez related to the hotel.

Upon the signing of the Agreement, Buyer paid to the Company a deposit of $1 million.  Upon consummation of the transaction, Buyer will pay to IOC-Natchez an aggregate purchase price of approximately $11. 5 million (inclusive of the deposit), subject to a customary purchase price adjustment.

The Company intends to continue its casino and hotel operations in Natchez until the completion of the proposed transaction, at which time it will cease operations and, shortly thereafter, surrender for termination its gaming license to the Mississippi Gaming Commission.  IOC-Natchez is providing all of its employees a notification under the Worker Adjustment and Retraining Notification Act (the so called “WARN Act”) regarding the anticipated discontinuance of its operations in Natchez.

The proposed transaction is subject to customary closing conditions and is expected to close in October 2015. The Agreement contains customary representations, warranties and indemnities for a transaction of this nature.

The descriptions and provisions of the Agreement set forth above are summaries only and are not necessarily complete.  A copy of the Agreement will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 2.06 Material Impairments

As a result of the Company’s decision to separately sell the gaming vessel and certain other assets, management determined these assets were materially impaired and will record a non-cash pretax charge of approximately $4.4 million in discontinued operations related to this transaction during our first fiscal quarter ending July 26, 2015.  The Company’s future financial statements will present the results of operations and assets related to the Natchez property as discontinued operations and as assets held for sale.

At closing, the Company expects an approximate gain of $6.0 million from the sale of assets under the Agreement before consideration of severance and other losses from operations during the period from announcement to closure.

Item 7.01 Regulation FD Disclosure

A copy of the press release issued by the Company on August 11, 2015, announcing the transaction is furnished as Exhibit 99.1 hereto.

The information furnished in this item is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release Announcing Closure of Natchez, Mississippi Property and Agreement to Sell Certain Non-Gaming Assets, dated August 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ISLE OF CAPRI CASINOS, INC.

Date: August 13, 2015	By:	/s/ Eric L. Hausler

	Name:	Eric L. Hausler
	Title:	Chief Financial Officer